July 7, 2005

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Monmouth Real Estate Investment Corporation and, under the date of December 3, 2004, we reported on the consolidated financial statements of Monmouth Real Estate Investment Corporation and subsidiary as of and for the years ended September 30, 2004 and 2003.  On July 1, 2005, our appointment as principal accountants was terminated.  We have read Monmouth Real Estate Investment Corporation’s statements included under Item 4.01 of its Form 8-K dated July 1, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Monmouth Real Estate Investment Corporation’s statement that the change was approved by the audit committee of the board of directors, or that it did not consult with Reznick Group, P.C. regarding either (a) the application of accounting principles to any specified completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (b) any matter that was either the subject of a disagreement or a reportable event as set forth in Items 304(a)(1)(iv) of Regulation S-K.

Very truly yours,

/S/ KPMG LLP